Exhibit 99.1

Contact Information:

Mark Maring

Investor Relations

Tel: +1-585-598-6874

Burl Osborne, GateHouse Media Board Member, Dies

FAIRPORT, N.Y., August 16, 2012 – Burl Osborne, one of the newspaper industry’s most respected leaders, died suddenly late Wednesday at the age of 75. Mr. Osborne had been a director of GateHouse Media since 2006 and dedicated his career to journalism.

“We were deeply saddened to hear the news of Burl’s passing,” said Michael E. Reed, Chief Executive Officer of GateHouse Media. “It was truly a privilege to know and work with Burl and I considered him both a mentor throughout my career and a great friend. He truly was one of the nicest and most respected individuals I had the pleasure to work with. Burl’s dedication and passion to our industry will be sorely missed and our thoughts and prayers go out to his wife Betty and his family.”

Mr. Osborne formerly held positions in Freedom Communications, Inc., Belo Corporation and The Dallas Morning News Co. Mr. Osborne was also Chairman of the Belo Foundation. In addition Mr. Osborne served as Chairman of the Board of Directors of The Associated Press from 2002 to 2007, as a director from 1993 until 2007 and as a member of the Executive Committee. Mr. Osborne also has served as a director and Past Chairman of Southern Newspaper Publishers Association, and a director of Newspaper Association of America. Most recently, Mr. Osborne was a board member of the Committee to Protect Journalists, J.C. Penney Company, Inc. and Freedom Communications, Inc.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 78 daily publications. GateHouse Media currently serves local audiences of approximately 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

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